UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): October 21, 2005 (October 20, 2005)

GNC Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware	333-116040	72-1575170
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Sixth Avenue, Pittsburgh, Pennsylvania 15222
(Address of principal executive offices) (Zip Code)

(412) 288-4600
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02      Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     Director Joshua Harris resigned from the board of directors effective October 20, 2005. To the knowledge of the Registrant, Mr. Harris did not resign due to any disagreement with the Registrant’s operations, policies or practices.
     The board of directors of the Registrant has appointed Laurence M. Berg as a director effective October 20, 2005 to fill the vacancy created by Mr. Harris’ resignation. It has not been determined at this time whether Mr. Berg will serve on any committee of the board of directors.
     Mr. Berg is a founding senior partner of Apollo Advisors, L.P. and a partner of Apollo Management V, L.P. Our stockholders agreement, dated December 5, 2003, with our stockholders, including Apollo Management V, L.P., gives Apollo Investment Fund V, L.P., an affiliate of Apollo Management V, L.P., the right to nominate all of the members of our board of directors and, until the occurrence of certain events, the right to vote all shares of our common stock and preferred stock subject to the stockholders’ agreement on all matters.
     As a result of his positions, Mr. Berg may be deemed to have an indirect material interest in the management agreement entered into by GNC Corporation, the Registrant and Apollo Management V, L.P. on December 5, 2003. Under this management agreement, Apollo Management V, L.P. agreed to provide to us certain investment banking, management, consulting and financial planning services on an ongoing basis and certain financial advisory and investment banking services in connection with major financial transactions that may be undertaken by us or our subsidiaries in exchange for a fee of $1.5 million per year, plus reimbursement of expenses. Apollo Management V, L.P. may provide additional services to us from time to time pursuant to the management agreement, including financial advisory and investment banking services in connection with certain transactions for which we will pay customary fees and expenses.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: October 21, 2005.

GNC CORPORATION
By:	/s/ Curtis Larrimer
	Name:	Curtis Larrimer
	Title:	Executive Vice President and Chief Financial Officer